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                                                                    Exhibit 23.1
                                                                    ------------

                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the DataSage 1996 Stock and Option Plan, the DataSage 1997 Stock and Option Plan, the Engine 5, Ltd. 1999 Stock Option/Stock Issuance Plan and the 1999 Equity Incentive Plan of Vignette Corporation of our report dated January 14, 1999, except for Note 10 as to which the date is December 1, 1999, with respect to the consolidated financial statements of Vignette Corporation and Subsidiaries included in the Registration Statement of Vignette Corporation on Form S-1 (No. 333-91085), as amended as of December 10, 1999, filed with the Securities and Exchange Commission.



Austin, Texas                 /s/ Ernst & Young LLP
February 7, 2000